Exhibit 99.1

Press Release                                                                                                                                                                                                                                                                                                                                                           For Immediate Release

GraphOn Contact:
Bill Swain
GraphOn Corporation
1.800.GRAPHON
www.graphon.com

GraphOn and ipCapital Group Announce Strategic Alliance

SANTA CRUZ, CA – August 8, 2011 – GraphOn Corporation (OTCBB: GOJO.OB), a leader in remote access technology and developer of cloud application delivery solutions, today announced that it has entered into a strategic alliance with ipCapital Group, Inc. (ipCG), the leading intellectual property (IP) strategy firm, to deploy a range of expert invention and IP tactics specifically aimed at accelerating the strategic expansion of the company’s valuable IP portfolio.

“We are delighted to be taking advantage of ipCG’s proprietary expert tools and techniques for invention, IP strengthening, and licensing,” stated Bob Dilworth, chief executive officer of GraphOn. “Based on the distinguished work we have already seen, we fully expect that ipCG’s continued participation will lead to achievement of the highest level of success and value creation for the company.”

Under the agreement, ipCG will lead the execution of GraphOn’s IP strategy, collaborating closely with GraphOn’s executive management, engineers, designers, and patent counsel in an efficient team-based approach.

“I have worked in the computing industry my whole life, and I was recently awakened with what ‘cloud computing’ could really become,” stated John Cronin, managing director and chairman, ipCapital Group, Inc. “Most of us think cloud computing means off-line storage for data files, such as music, video, and raw data. When I understood that GraphOn will be creating fundamental technology and IP building blocks for cloud access at any time to data and applications rendered on any device regardless of operating system, I became excited about what GraphOn called real cloud computing. Our analysis showed that GraphOn has the ability to be a significant force in this IP space, so I wanted to become involved. I am deploying the best people and expert tools at my disposal to execute the company’s comprehensive IP strategy. With GraphOn’s IP landscape as our guide, we know exactly where to invent in ways that we anticipate will create significant future value.”

About GraphOn Corporation
Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Santa Cruz, California. The company is an innovator of cost-effective, advanced solutions that help customers access applications from anywhere. GraphOn’s high-performance software solutions provide fast remote access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company’s GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HPUX, Linux, Apple (AAPL) OS X and iOS, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

About ipCapital Group
ipCapital Group has been serving clients that range from early stage to Fortune 500 since 1998. Its interdisciplinary team trained in business, law, marketing, and product development provides a systematic and comprehensive view of the full lifecycle of IP, from creation to value extraction. ipCapital Group maximizes business results for clients that seek to develop and execute IP strategies, strengthen and monetize IP portfolios, and establish and implement Intellectual Asset Management (IAM) practices. For more information, visit www.ipcg.com.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

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